Exhibit 99.1

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES CLOSING OF Veth Propulsion ACQUISITION

RACINE, Wis. – July 2, 2018 – Twin Disc, Inc. (NASDAQ: TWIN) (“Twin Disc” or “the Company”), a global leader in power transmission technology and equipment for marine- and land-based applications, announced today that it has completed the €52.1 million (approximately $60.8 million), acquisition of Veth Propulsion Holding, B.V. and its wholly-owned subsidiaries (“Veth Propulsion”), a global supplier of main and auxiliary marine propulsion products. The closing price included net cash and working capital adjustments.

The acquisition of Veth Propulsion establishes Twin Disc as a leading power control business for the global marine industry and expands Twin Disc’s presence in the market by adding complementary products and powerful new technologies. In addition, Veth Propulsion enhances Twin Disc’s engineering talent and product development capabilities.

For calendar 2018, Veth Propulsion is expected to achieve sales of $60 million and adjusted EBITDA of $7 million. Once fully integrated and synergies are implemented, Twin Disc anticipates diluted GAAP earnings accretion of $0.30 per share by fiscal 2020.

“The acquisition of Veth Propulsion creates a compelling opportunity with strong earnings accretion and returns on invested capital,” stated John H. Batten, President and CEO of Twin Disc. “For more than two years we have worked with Veth Propulsion and have developed a strong relationship and unique insight into their business and culture. This familiarity will allow for an efficient integration of their operations into Twin Disc while accelerating our sales and marketing opportunities. We are extremely excited about the platform we have created to serve the global marine industry and believe this acquisition will create significant value for our shareholders.”

Erik Veth, General Manager of Veth Propulsion stated, “We are excited to be a part of Twin Disc. Our two companies share a common culture based on a commitment to supplying high-quality, market-leading power control systems to the marine market while serving customers through a global sales and support network.”

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

About Veth Propulsion:

Operating internationally, Veth Propulsion has a long résumé of successful installations of its innovative products in inland and offshore commercial and military vessels. The company engineers and manufactures azimuth rudder propellers, thrusters and marine electronics, and is a supplier and servicer of diesel engines and generator sets. Since 1951, its quality equipment has been widely respected by shipyards and naval architects worldwide. More information is available at http://www.vethpropulsion.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Adjusted EBITDA is a non-GAAP figure that is defined as net income plus interest, taxes, depreciation and amortization, non-cash stock compensation, purchase accounting adjustments and non-recurring integration costs. Expected adjusted EBITDA is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as non-cash stock compensation, purchase accounting adjustments and non-recurring integration costs. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

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